Exhibit 99.1

First Community Bankshares, Inc. to Enhance its Small Business Expertise Pending Merger with Surrey Bancorp

BLUEFIELD, Va., November 18, 2022 (GLOBE NEWSWIRE) – Bluefield, VA-based First Community Bankshares, Inc. (“First Community”) (NASDAQ: FCBC), parent company of First Community Bank, and Mount Airy, NC-based Surrey Bancorp (“Surrey”) (OTCPK: SRYB), parent company of Surrey Bank & Trust, jointly announced today their entry into an agreement and plan of merger pursuant to which First Community will acquire Surrey and its wholly owned bank subsidiary, Surrey Bank & Trust. As of September 30, 2022, Surrey Bank & Trust had total assets of approximately $500 million. Upon completion of the transaction, First Community is expected to have total consolidated assets in excess of $3.6 billion with branch locations in four states.

This combination will bring together two high-performing community banks that have historically produced returns on average assets well-above one percent and efficiency ratios below sixty percent while maintaining low-risk profiles. “We have long admired Surrey Bank & Trust for its financial performance and its government lending platform. We are looking forward to bringing the two franchises together to better serve our customers and local communities” said Gary R. Mills, President and CEO of First Community Bank.

Edward (Ted) C. Ashby III, CEO and Director of Surrey, commented, “When considering a long-term partner, we wanted a bank that shared our values of providing the highest level of banking services to our community, valued its employees and performed at a level worthy of its shareholders. In First Community, we found all those qualities and are confident that our combined franchise will continue to generate value for all our stakeholders.”

“We are pleased to announce our partnership with Surrey Bank & Trust, and I am confident the combination will create a leading community banking institution in northwestern North Carolina and southwestern Virginia. First Community’s commercial loan customers will benefit from Surrey’s government guarantee lending expertise, and Surrey’s customers will benefit from the additional scale, increased lending limits, and enhanced product and technology offerings of First Community. Shareholders, customers and employees of both banks will benefit greatly from future synergies and efficiencies,” said William (Will) P. Stafford, II, Chairman and Chief Executive Officer of First Community.

The agreement and plan of merger provides for the merger of Surrey with and into First Community, with First Community as the surviving corporation. Under the terms of the agreement and plan of merger, each share of Surrey common and Class A common stock outstanding immediately prior to the merger will be converted into the right to receive 0.7159 shares of First Community common stock, which equates to $26.95 per share of Surrey common stock and an aggregate transaction value of approximately $113.2 million based on First Community’s recent 10-day volume-weighted average price.

First Community Bank and Surrey Bank & Trust have entered into a separate merger agreement providing for the merger of Surrey Bank & Trust with and into First Community Bank immediately following the merger of First Community and Surrey, with First Community Bank as the surviving bank.

The transaction, which received unanimous approval by both First Community’s and Surrey’s Board of Directors, is subject to customary closing conditions, including the approval of Surrey’s shareholders and the receipt of all required regulatory approvals. All members of the Surrey Board of Directors owning shares have entered into support agreements to vote the shares of Surrey they own in favor of the transaction. The transaction is expected to be consummated in the second quarter of 2023. At that time, Mr. Ashby and one other current member of Surrey’s Board of Directors will join the Board of First Community Bank. Additionally, Pedro (Peter) A. Pequeno, II, Surrey’s President, and other key executives and employees plan to join the First Community team. We believe that joining together these two strong teams will ensure a successful transition of Surrey's loan and deposit relationships.

Pequeno commented, “We wanted to partner with a financial institution that shared our values on how we treated our employees, customers, and community. The ability to combine our expertise in government guaranteed lending with a full suite of banking services offered by First Community was a winning combination for the families and businesses in the markets we serve.”

First Community expects the transaction to be minimally dilutive to tangible book value per share (non-GAAP) and to provide mid-single digit accretion to earnings per share. Performance Trust Capital Partners, LLC served as financial advisor to First Community, and Bowles Rice LLP served as legal counsel. Raymond James & Associates, Inc. served as financial advisor to Surrey, and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP served as legal counsel.

About First Community Bankshares, Inc.

First Community is a financial holding company headquartered in Bluefield, Virginia that provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operates 48 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee. The company reported consolidated assets of $3.16 billion as of September 30, 2022. The company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “FCBC.” Additional investor information is available on the company’s website at www.firstcommunitybank.com.

About Surrey Bancorp

Surrey offers a relationship-based and highly bespoke banking experience to individuals, professional, and small to mid-sized business clients. With a customer-focused and value driven approach, Surrey delivers banking services through talented employees and digital channels, with 7 branch banking locations in northwestern North Carolina and southwestern Virginia.

Investor Contacts

David D. Brown

Chief Financial Officer

First Community Bankshares, Inc.

Phone: (276) 326-9000

Important Information for Shareholders

This press release shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed transaction, First Community will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will contain the proxy statement of Surrey and a prospectus of First Community. Shareholders of Surrey are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed transaction, Surrey, and First Community. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to Surrey shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting David D. Brown, First Community’s Chief Financial Officer, at 276-326-9000 or Pedro A. Pequeno, the President of Surrey, at 336-783-3902.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, including statements regarding the intent, belief, or current expectations of First Community’s management regarding the company’s strategic direction, prospects, or future results or the benefits of the proposed transaction, are subject to numerous risks and uncertainties. These forward-looking statements are based upon the current beliefs and expectations of the respective managements of First Community and Surrey and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Community and Surrey. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the cost savings and revenue synergies anticipated in connection with the proposed transaction may not be realized or may take longer than anticipated to be realized, (2) disruption from the proposed transaction with customers, suppliers, or employee or other business relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement and plan of merger, (4) the risk of successful integration of the two organizations’ businesses, (5) the failure of Surrey shareholders to approve the proposed transaction, (6) the amount of costs, fees, expenses, and charges related to the proposed transaction, (7) the ability to obtain required governmental and regulatory approvals for the proposed transaction, (8) reputational risk and the reaction of the parties’ customers to the proposed transaction, (9) the failure of the conditions to closing of the proposed transaction to be satisfied, (10) the risk that the integration of Surrey’s operations with those of First Community will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by First Community’s issuance of additional shares of its common stock in the proposed transaction, (13) changes in management’s plans for the future, (14) prevailing economic and political conditions, particularly in our market areas, (15) credit risk associated with our lending activities, (16) changes in interest rates, loan demand, real estate values, and competition, (17) changes in accounting principles, policies, or guidelines, (18) changes in applicable laws, rules, or regulations, and (19) other competitive, economic, political, and market factors affecting our business, operations, pricing, products, and services. Certain additional factors which could affect the forward-looking statements can be found in First Community’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the SEC and available on the SEC’s website at http://www.sec.gov and in Surrey’s annual reports by accessing Surrey’s website at www.surreybank.com under the tab “About Us” and then under the heading “Investor Relations” and “Shareholder Relations”. First Community and Surrey caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Community or Surrey or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Community and Surrey disclaim any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

Participants in the Transactions

First Community, Surrey and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from Surrey’s shareholders in favor of the merger with First Community. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Surrey shareholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.

You can find information about the executive officers and directors of First Community in its Annual Report on Form 10-K for the year ended December 31, 2021, and in its definitive proxy statement filed with the SEC on March 16, 2022. You can find information about Surrey’s executive officers and directors in Surrey’s annual report for the year ended December 31, 2020, by accessing Surrey’s website at www.surreybank.com under the tab “About Us” and then under the heading “Investor Relations” and “Shareholder Relations”. You can obtain free copies of these documents from First Community or Surrey using the contact information above.